Terra executes option agreement for Beaumont facility sale

Sioux City, Iowa (July 18, 2007)—Terra Industries Inc. (NYSE symbol: TRA) announces it has executed with Eastman Chemical Company (“Eastman”) an agreement giving Eastman an exclusive and irrevocable option to purchase all the assets of Terra’s Beaumont, Texas facility. Eastman may exercise its option to purchase the Beaumont facility on or before Oct. 1, 2007. Should Eastman elect to exercise its option to purchase the Beaumont assets, that transaction would close on or before Jan. 1, 2009.

The Beaumont facility has the capacity to produce annually 225 million gallons of methanol and 255,000 tons of ammonia and includes methanol and ammonia storage capacity. On Dec. 31, 2003, Terra sold its sales contracts and rights to the full output of its Beaumont methanol plant through 2008. Under the terms of that agreement, Terra ceased production at the Beaumont facility on Dec. 1, 2004.

As a result of this option agreement, Terra determined that the value of its Beaumont property is impaired. Terra expects to record an estimated $27 million impairment charge to net income ($42 million before income taxes) for the quarter ended Sept. 30, 2007. The impairment charge reduces Terra’s investment in the Beaumont property to approximately $47 million.

About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.

Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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